Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

FOR IMMEDIATE RELEASE

NASDAQ NOTIFIES CARDIMA OF 180 DAY EXTENSION OF $1.00 BID PRICE

LISTING REQUIREMENT

FREMONT, Calif. (November 10, 2004) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), today reported that it has received written notice from Nasdaq that, in accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company will be provided an additional 180 days, or until May 5, 2005, to regain compliance with the Nasdaq rule requiring a $1.00 minimum closing bid price for the Company’s common stock.

On May 10, 2004, Nasdaq staff had notified Cardima that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Marketplace Rule 4310(c)(4) (the “Rule”). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until November 8, 2004, to regain compliance with the Rule.

Nasdaq’s letter to the Company noted that although the Company has not regained compliance with the Rule, Nasdaq would give the Company an additional 180 calendar days to regain compliance, and that, therefore, if at any time before May 5, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq staff will provide written notice that the Company complies with the Rule. Nasdaq’s letter noted that Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for more than 10 consecutive business days. In addition, Nasdaq has filed a proposed rule change which would impact the Company’s ability to remain listed beyond May 5, 2005 if it has not regained compliance with the Rule (see SR-NASD-2004-147; SEC Release No. 34-50541; Federal Register, Vol. 69; October 21, 2004).

The 180 day period referenced in Nasdaq’s letter relates exclusively to the bid price deficiency. Nasdaq’s letter noted that the Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during the 180 day period. Among other things, Nasdaq’s continued listing requirements include a requirement that the Company maintain a market value of listed securities of at least $35 million, or stockholders’ equity of $2.5 million, or specified minimum net income levels that the Company has not met. The market value of the Company’s listed securities is currently less than $35 million and the Company anticipates that its next quarterly report on Form 10-Q will disclose that its stockholders’ equity was less than $2.5 million as of September 30, 2004. Management is considering its available alternatives to comply with Nasdaq’s continued listing requirements. However, no assurance can be given concerning the Company’s ability to maintain its listing on Nasdaq.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which targets market application by cardiac surgeons to ablate cardiac tissue during heart surgery using radio frequency (RF) energy.

Except for the historical information contained herein, the matters discussed in this press release, including potential future events relating to the listing of the Company’s common stock on Nasdaq, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company will not be able to maintain the listing of its common stock on Nasdaq; the risk that the Company will not be able to raise additional capital when needed to continue operations; the risk that the Company will be unable to obtain U.S. FDA approval for the Company’s PMA for the REVELATION® Tx linear ablation microcatheter system, including uncertainties associated with its ability to revise the study design and collect data acceptable to the FDA; the risk that the approval process for the REVELATION Tx or any other product, including additional clinical trials, will require substantial unanticipated expenses and management attention; the limited number of cases employing the Company’s products and the limited amount follow-up information involving these cases; uncertainties associated with the Company’s ability to secure distribution partners; the possibility of business disruption or unanticipated expenses due to the Company’s staffing reduction and financing efforts; and uncertainties associated with its ability to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for the Company’s products from the marketplace or successfully manufacture, market, sell and distribute its products. Additional risks are set forth in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004 and Annual Report on Form 10-K for the year ended December 31, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.

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